UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
___________________
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

SEPTEMBER 6, 2005

NEVADA GOLD & CASINOS, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3040 Post Oak Blvd., Suite 675 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 621-2245
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Employment of Jon A. Arnesen as President and Chief Operating Officer

Nevada Gold & Casinos, Inc. (the “Company”) announced on September 6, 2005 the hiring of Jon A. Arnesen, 58, as the its President and Chief Operating Officer, effective immediately. The material terms of Mr. Arnesen's employment agreement with the Company are as follows:

Mr. Arnesen's agreement is effective August 31, 2005, and he will report to work no later than November 30, 2005. The initial term of the agreement is from August 31, 2005 through August 31, 2010. Under the agreement, if the Company fails to give notice of an intent not to renew the agreement by August 31, 2009, the agreement automatically renews for an additional five-year term. Mr. Arnesen's initial base salary is $325,000.

Mr. Arnesen will participate in an annual bonus program to be developed that will provide the opportunity for an annual bonus based upon achievement of financial and strategic goals to be established each year. The bonus potential ranges from 40% of his then-current annual salary for achieving 95% of the target plan to 100% of his then-current salary if 125% of the target plan is achieved. Mr. Arnesen also is granted an option to purchase 100,000 shares of stock in the Company, at an exercise price equal to the fair market value of the stock determined as of the date of the agreement. Of that grant, 20,000 shares immediately vest and the remaining 80,000 shares vest at a rate of 20,000 per year on each anniversary date of the agreement, if Mr. Arnesen is still employed on such date. If the agreement reaches a second term, Mr. Arnesen will be granted an option to purchase an additional 100,000 shares with an exercise price equal to the fair market value of the stock determined as of the date of the grant. The options during the second term vest at a rate of 20% on the date of the grant and 20% on each annual anniversary of the second term, if Mr. Arnesen is still employed on such date.

The agreement provides for termination by the Company without Cause or by Mr. Arnesen in the event of a Change of Control. In either case, Mr. Arnesen will be paid the remaining salary, annual bonus, vacation and fringe benefits remaining during the term. In addition, any stock options granted but not vested immediately become vested. If the Company terminates Mr. Arnesen's employment for Cause, the agreement provides for a payment of only salary, vacation, and fringe benefits through the date of termination, and any unvested stock options are forfeited. Finally, the agreement contains provisions protecting the Company's confidential information and precluding Mr. Arnesen from competing with the Company for a period of one year following the termination of his employment.

Resignation of Christopher C. Domijan as Chief Financial Officer

The Company also announced that it has entered into a resignation agreement pursuant to which Christopher C. Domijan resigned his position as the Company’s Chief Financial Officer. Mr. Domijan's resignation from employment (as well as from any other officer or board positions he holds) is effective October 31, 2005. Mr. Domijan will continue in a consulting role for a period of twelve months and will receive a consulting fee of $14,200 per month. The agreement contains a mutual release waiving any claims Mr. Domijan has or could have against the Company, or that the Company has or could have against Mr. Domijan. The agreement also contains mutual nondisparagement and confidentiality provisions. The information contained in the press release dated September 6, 2005, in connection with the foregoing announcements is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:

99.1	PressRelease dated September 6, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: September 6, 2005	By:	/s/ Christopher Domijan
Christopher Domijan
Chief Financial Officer

INDEX TO EXHIBITS

Item	Exhibit

99.1	Press Release dated September 6, 2005

End of Filing